Exhibit 99

                    Dillard's, Inc. Announces Plans for Ames,
    Iowa Store; To Be Located at Wolford Development, Inc.'s Lifestyle Center

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dec. 1, 2005--Dillard's, Inc. (NYSE:DDS) (Dillard's) announced today it will be an anchor tenant with a 100,000 square foot department store in Ames, Iowa as part of Wolford Development, Inc.'s new lifestyle center. The center will be located at the northeast corner of Interstate 35 and 13th Street.
    "We are excited to be entering the Ames market with a new store as part of this development. Ames gives us an excellent opportunity to expand our presence in the state of Iowa and offer area residents more choices in upscale and contemporary fashions. We have been closely monitoring the progress of Bucky Wolford's efforts to obtain approval from the City of Ames for this development. With the recent approval by the Ames City Council of the rezoning of the property, we became convinced that Ames welcomed new businesses to the city and it was appropriate for us to make our announcement. Through past experience, we have confidence in Bucky Wolford and know this will be a first-class center and a real asset to the entire community and surrounding trade area," stated William Dillard, II, chairman of the board and chief executive officer of Dillard's.
    "The announcement of Dillard's as our first anchor tenant to our development is a tremendous accomplishment and guarantees that the project will boast one of America's favorite stores. Dillard's entry as a new retailer to the market will serve as the catalyst for other new retailers joining our development. Since the action by City Council of approving our rezoning request, numerous retailers not now in the Ames market have contacted me expressing an interest in the project," stated Bucky Wolford, president and CEO of Wolford Development, Inc.

    Dillard's, Inc. ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.8 billion. The company focuses on delivering maximum fashion and value to it's shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Ames store will feature Dillard's latest store design concepts, particularly in shoes, accessories and intimate apparel where improved selections are presented in a completely re-designed shopping setting that is both beautiful and comfortable. The company comprises 329 stores spanning 29 states with five stores located in the state of Iowa.

    Ames' new lifestyle center will offer customers a unique shopping environment. The shopping complex will have a warm and inviting open-air environment with landscaping, a variety of eye-catching architectural elements and possibly a decorative water feature. The shopping center is projecting a fall of 2008 opening including the new Dillard's store.

     CONTACT: Dillard's Inc.
             Julie J. Bull, 501-376-5965